                                                                    Exhibit 99.2


WEIRTON STEEL CORPORATION                   Contact:  Rick Garan
                                            Assistant Treasurer
NEWS & INFORMATION                          (304) 797-2728

400 THREE SPRINGS DRIVE                     Contact:  Gregg Warren
WEIRTON, WV  26062                          Director Corporate Communications
                                               and Government Relations
                                            (304) 797-2828

                                            June 19, 2002

                                            FOR IMMEDIATE RELEASE


                      WEIRTON STEEL CLOSES EXCHANGE OFFERS


         Weirton, W.VA. -- Weirton Steel Corporation announced today the closing on June 18, 2002, of the exchange offers relating to a total of approximately $300 million of three issues of its publicly held long-term debt, thus concluding its year-long financial and operational restructuring plan in a difficult industry environment. The transactions served as part of a broader restructuring plan initiated by the Company in 2001 designed to lower its leverage, improve near -term liquidity, and obtain additional financial flexibility.

         Approximately 87% of all outstanding notes and bonds were exchanged into new secured notes and bonds and shares of non-dividend paying preferred stock resulting in the reduction of approximately $115 million in indebtedness. The Company's annual cash interest obligation will be reduced by 84% from approximately $32 million to approximately $5 million per year through 2004.


                                     -more-

         With the completion of its restructuring plan, the Company will now focus on fundamentally repositioning its business through strategic acquisitions and targeted investments in the tin mill and other higher margin value-added products.

         Weirton Steel is a major integrated producer of flat rolled carbon steel with principal product lines consisting of tin mill products and sheet products. The Company is the second largest domestic producer of tin mill products with approximately 25% of the domestic market share.


                                      -end-